Exhibit (h)(1)(e)

AMENDMENT TO AMENDED AND RESTATED FUND ACCOUNTING AND

ADMINISTRATION AGREEMENT

(FORWARD FUNDS)

THIS AMENDMENT is made as of October 17, 2017 by and among Forward Funds (the “Trust”), ALPS Fund Services, Inc. (“ALPS”) and Salient Select Opportunity (Cayman) Fund Ltd. (the “Select Opportunity Fund”).

WHEREAS, ALPS and the Trust have entered into an Amended and Restated Fund Accounting and Administration Agreement (the “Agreement”) effective April 12, 2010, as amended;

WHEREAS, the Select Opportunity Fund is an exempted company under the laws of the Cayman Islands and a wholly-owned subsidiary of the Salient Select Opportunity Fund, a series of the Trust;

WHEREAS, the Trust and the Select Opportunity Fund desire to appoint ALPS to perform certain administrative services for the Select Opportunity Fund, upon the Select Opportunity Fund’s commencement of operations, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Amendment; and

WHEREAS, the parties wish to amend the provisions of the Agreement to modify the series, services and fees set forth under Appendix A – Portfolio List, Appendix B – Services and Appendix C - Fees.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appendix A – Portfolio List. Appendix A is replaced in its entirety with the attached Appendix A.

2.	Appendix B – Services. Appendix B is amended to add certain Global Compliance Services to the list of services provided by ALPS, as set forth in the attached Appendix B.

3.	Appendix C – Fees. Appendix C is amended to add fees concerning the Global Compliance Services, as set forth in the attached Appendix C.

4.	Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS FUND SERVICES, INC.		FORWARD FUNDS

By:	/s/ Jeremy O. May	By:	/s/ John A. Blaisdell
Name:	Jeremy O. May	Name:	John A. Blaisdell
Title:	President	Title:	President

SALIENT SELECT OPPORTUNITY (CAYMAN) FUND LTD.

		By:	/s/ John A. Blaisdell
		Name:	John A. Blaisdell
Title:

APPENDIX A

DATED AS OF OCTOBER 17, 2017

PORTFOLIO LIST

Allocation Funds

Salient Adaptive Balanced Fund	Salient Adaptive Income Fund

Non-Allocation Funds

Salient Adaptive US Equity Fund	Salient Select Income Fund
Salient EM Infrastructure Fund	Salient Select Opportunity Fund
Salient International Dividend Signal Fund	Salient Tactical Growth Fund
Salient International Real Estate Fund	Salient Tactical Muni & Credit Fund
Salient International Small Cap Fund	Salient Tactical Real Estate Fund
Salient Real Estate Fund	Salient US Dividend Signal Fund

Cayman Subsidiaries

Salient Select Opportunity (Cayman) Fund Ltd

APPENDIX B

DATED AS OF OCTOBER 17, 2017

SERVICES

Global Compliance Services

Upon the Fund’s commencement of operations, ALPS will provide the following Global Compliance Services on behalf of the Select Opportunity Fund (hereinafter, the “Fund”):

Set-up:

1.	Assist with Internal Revenue Service (IRS) and local jurisdiction registration, and orient the Fund through registration processes, including serving as Point of Contact (POC) if requested by the Fund.

2.	Assist with completion of the Fund’s Form W-8, as applicable, and self-certifications where applicable.

3.	Add Fund to the ALPS Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS) platform.

Ongoing:

1.	Perform due diligence on Fund investors in accordance with U.S. FATCA and CRS requirements, including collection of updated certification forms where applicable.

2.	Track expiration of Fund investor tax forms, and follow up with investors for updated forms as required.

3.	Assist with reporting required by IRS and/or local jurisdiction.

4.	Assist with Fund withholding calculations and payments, as applicable.

APPENDIX C

DATED AS OF OCTOBER 17, 2017

FEES

I. Global Compliance Services Fees

In consideration for the Global Compliance Services provided by ALPS pursuant to this Amendment, the Fund agrees to pay ALPS the fees (“Fees”) as set forth below.

[Fees redacted]

The Fees shall be calculated and accrued daily and payable monthly by the Fund.

II. Out-of-Pocket Fees and Late Charges re: Global Compliance Services Fees:

All out-of-pocket expenses will be passed through to the Fund at cost, including but not limited to: third-party data fees, registration fees, printing, filing and mailing fees, confirmations and investor statements, postage, statement paper, wire fees and other bank charges, customized programming/enhancements and other out-of- pocket expenses incurred by ALPS in connection with the performance of the services under this Amendment.

All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

* * * * *

The parties agree to review this Appendix C on an annual basis, and if any of the services under this Amendment have materially changed from the assumptions of the parties in agreeing to this Appendix C, the parties agree to engage in reasonable renegotiation of the fees set forth on this Appendix C.